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                                                        EXHIBIT 99





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                                  HF BANCORP, INC.

                   445 EAST FLORIDA AVENUE, HEMET, CA  92543-4244

              MAILING ADDRESS:  P.O. BOX 12006, HEMET, CA  92546-8006

                                   NEWS RELEASE


               For additional information, call J. Robert Eichinger

                             909-658-4418, Ext. 201

                                  July 2, 1996

                              For Immediate Release

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                            NORMAN M. COULSON NAMED TO
                              HF BANCORP, INC. BOARD

     J. Robert Eichinger, Chairman & Chief Executive Officer of HF Bancorp, Inc.

(the  Company,  NASDAQ:  HEMT) and its wholly owned  subsidiary,  Hemet  Federal

Savings  and Loan  Association  (the  Association),  has  announced  that thrift industry  veteran Norman M. "Norm" Coulson has joined the Boards of Directors of both the Company and the Association.

      Coulson retired in 1992 as Chairman & Chief Executive  Officer of Glendale

Federal Bank, and its holding  company,  Glenfed Inc. He had  previously  served that firm as  President & Chief  Operating  Officer,  and prior to that,  Senior

Executive Vice President in charge of California Operations.  He was part of the management  team that took Glendale  Federal public in 1983,  selling 21 million shares in Glenfed Inc.'s initial public  offering (IPO), at that time the fourth largest IPO in Wall Street history.

      During his tenure in the thrift industry,  his  professional  affiliations included  the  Federal  Home  Loan  Bank of San  Francisco  (Vice  Chairman  and

Director),  the Federal National Mortgage  Association  (Advisory Council),  the

California League of Savings Institutions (Chairman and Director) and the United

States League of Savings Institutions (Executive Committee).

      Coulson is a graduate of California State University at Long Beach, where


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Coulson
July 2, 1996
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he  received  a  Bachelor  of  Science  degree in  Management  - and  Pepperdine

University,  where he  received  his  Master of  Business  Administration  (MBA)

degree.  He currently  teaches  Finance at California  State  University at Long

Beach, as well as serving as a member of the University's Board of Governors. He is also a member of the Board of Regents of Loyola Marymount University.  He has

served on the Boards of Directors at Holy Cross Medical  Center and the Glendale

Adventist Hospital  Foundation - and has also served on the Boards of many other charitable and civic organizations,  including the Boy Scouts of America, United

Way, the American Heart Association and the California Museum Foundation.

      In making the announcement of Coulson's appointment, Eichinger stated, "We are truly privileged and honored to have a person of Norm Coulson's  stature and background  joining  our  organization.  His breadth of  experience  and obvious talents will certainly be an enormous asset."

     HF  Bancorp is the  holding  company  for Hemet  Federal  Savings  and Loan

Association,  a fifteen-branch  institution  headquartered in Hemet, California,

with  offices  in San Diego and  Riverside  Counties.  HF  Bancorp  has signed a definitive  agreement  to acquire  Palm  Springs  Savings  Bank,  a  four-branch institution located in the Coachella Valley area of Riverside County. Subject to regulatory  approval,  that acquisition is expected to be completed in September

1996, and will raise Hemet Federal's total assets over the $1 billion mark.

     HF Bancorp's stock is traded on the NASDAQ National Market System under the symbol "HEMT", and is generally listed in stock tables as HF Bcp or HFBanc.

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